Exhibit 99.1

925 North Eldridge Parkway Houston, TX 77079 Media Relations: 281-293-1149 www.conocophillips.com/media

NEWS RELEASE	Feb. 25, 2021

ConocoPhillips Announces Matt Fox to Retire After 35 Years with the Company

HOUSTON – ConocoPhillips (NYSE: COP) today announced the retirement of Matt Fox as executive vice president and chief operating officer after a successful 35-year career with the company. The retirement is effective on May 1, 2021.

Fox began his career with Conoco as a reservoir engineer and held numerous positions of increasing responsibility until becoming a member of the executive leadership team at the time of ConocoPhillips’ spinoff of its downstream operations in 2012. Since then, he has led operations, exploration, technical functions, business development and strategic activities across the company.

“I want to thank Matt for his many contributions over the course of his career with ConocoPhillips, but especially as a member of our executive leadership team,” said Ryan Lance, chairman and chief executive officer. “Matt has played a valuable role in helping to guide our successful transformation as an independent E&P company through his technical and mentoring work in decision analysis and capital allocation processes, as well as his support of numerous portfolio high-grading accomplishments, including the recent acquisition of Concho Resources. I wish Matt the very best in retirement.”

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About ConocoPhillips

Headquartered in Houston, Texas, ConocoPhillips had operations and activities in 15 countries, $63 billion of total assets, and approximately 9,700 employees at Dec. 31, 2020. Production excluding Libya averaged 1,118 MBOED for the 12 months ended Dec. 31, 2020, and proved reserves were 4.5 BBOE as of Dec. 31, 2020. For more information, go to www.conocophillips.com.

Contacts

John C. Roper (media)

281-293-1451

john.c.roper@conocophillips.com

Investor Relations

281-293-5000

investor.relations@conocophillips.com

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements as defined under the federal securities laws. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. Words and phrases such as “anticipate," “estimate,” “believe,” “budget,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict," “seek,” “should,” “will,” “would,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” and other similar words can be used to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to be reasonable at the time such forward-looking statement is made. However, these statements are not guarantees of future performance and involve certain risks, uncertainties and other factors beyond our control. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in the forward-looking statements.

Factors that could cause actual results or events to differ materially from what is presented include the impact of public health crises, including pandemics (such as COVID-19) and epidemics and any related company or government policies or actions; global and regional changes in the demand, supply, prices, differentials or other market conditions affecting oil and gas, including changes resulting from a public health crisis or from the imposition or lifting of crude oil production quotas or other actions that might be imposed by OPEC and other producing countries and the resulting company or third-party actions in response to such changes; changes in commodity prices, including a prolonged decline in these prices relative to historical or future expected levels; changes in expected levels of oil and gas reserves or production; potential failures or delays in achieving expected reserve or production levels from existing and future oil and gas developments, including due to operating hazards, drilling risks or unsuccessful exploratory activities; unexpected cost increases or technical difficulties in constructing, maintaining or modifying company facilities; legislative and regulatory initiatives addressing global climate change or other environmental concerns; investment in and development of competing or alternative energy sources; disruptions or interruptions impacting the transportation for our oil and gas production; international monetary conditions and exchange rate fluctuations; changes in international trade relationships, including the imposition of trade restrictions or tariffs on any materials or products (such as aluminum and steel) used in the operation of our business; our ability to collect payments when due under our settlement agreement with PDVSA; our ability to collect payments from the government of Venezuela as ordered by the ICSID; our ability to liquidate the common stock issued to us by Cenovus Energy Inc. at prices we deem acceptable, or at all; our ability to complete our announced or any future dispositions or acquisitions on time, if at all; the possibility that regulatory approvals for our announced or any future dispositions or acquisitions will not be received on a timely basis, if at all, or that such approvals may require modification to the terms of the transactions or our remaining business; business disruptions during or following our announced or any future dispositions or acquisitions, including the diversion of management time and attention; the ability to deploy net proceeds from our announced or any future dispositions in the manner and timeframe we anticipate, if at all; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation, including litigation related to our transaction with Concho Resources Inc. (Concho); the impact of competition and consolidation in the oil and gas industry; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; general domestic and international economic and political conditions; the ability to successfully integrate the operations of Concho with our operations and achieve the anticipated benefits from the transaction; unanticipated difficulties or expenditures relating to the Concho transaction; changes in fiscal regime or tax, environmental and other laws applicable to our business; and disruptions resulting from extraordinary weather events, civil unrest, war, terrorism or a cyber attack; and other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission. Unless legally required, ConocoPhillips expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.